UiPath Appoints Fortune 500 Executive Karenann Terrell to its Board of Directors

Deepens Board expertise with technology industry veteran to support continued growth as businesses continue turn to enterprise automation to rapidly advance digital transformation initiatives

NEW YORK, NY, April 13, 2023 – UiPath (NYSE: PATH), a leading enterprise automation software company, today announced the appointment of Karenann Terrell to its Board of Directors. Terrell brings decades of experience in corporate leadership and digital and cybersecurity technologies, and a long and successful track record of leading innovative and diverse teams around the world.

Terrell has served in key roles at multiple Fortune 500 companies, including as the Chief Information Officer for Walmart Stores Inc., Baxter International, and DaimlerChrysler. Most recently, she served as the Chief Digital & Technology officer for GSK plc. (formerly GlaxoSmithKline). As a transformational technology leader, she has been recognized as ‘CIO of the year’ by NASSCOM and has been awarded the Fisher-Hopper Prize for lifetime achievement in CIO leadership. Terrell also serves as a senior advisor to Insight Partners and is a member of Google Cloud Advisory Board.

“Karenann is an incredible addition to the UiPath Board of Directors,” said Daniel Dines Chairman of the Board and UiPath Co-Founder and Co-CEO. “As a champion of the customer experience, she brings depth in building markets, driving operational excellence, and leading high-performing teams. We believe she will bring fresh perspectives to our business while we help our customers accelerate innovation as UiPath continues to be a trusted enterprise automation advisor to customers around the globe.”

“Businesses need to do more with less, facing the challenge of investing time, money, and talent in every new transformation initiative or opportunity,” said Terrell. “As customer expectations continue to rise, businesses feel a deep sense of urgency to grow and innovate faster than ever. I believe UiPath is in a prime position to empower people enterprise-wide to create better ways to operate, innovate, and drive business outcomes more easily and efficiently than ever. It’s an honor to join the UiPath Board of Directors and build on the momentum the company has achieved in driving overall value to all stakeholders.”

Terrell also serves on the Board of Directors at Fractal, a global provider of artificial intelligence and advanced analytics to Fortune 500 companies. She earned her Master of Science in Electrical Engineering from Purdue University and her Bachelor of Science in Electrical Engineering from Kettering University.

About UiPath
UiPath (NYSE: PATH) is on a mission to uplevel knowledge work so more people can work more creatively, collaboratively, and strategically. The AI-powered UiPath Business Automation Platform combines the leading robotic process automation (RPA) solution with a full suite of capabilities to understand, automate, and operate end-to-end processes, offering unprecedented time-to-value. For organizations that need to evolve to survive and thrive through increasingly changing times, UiPath is The Foundation of Innovation™. For more information, visit www.uipath.com.

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